UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 30, 2016

Amarin Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	0-21392	Not applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2 Pembroke House, Upper Pembroke Street 28-32, Dublin 2, Ireland		Not applicable
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: +353 1 6699 020

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

On June 30, 2016, Amarin Corporation plc (the “Company”) issued a press release announcing that it has named Michael Kalb as its Senior Vice President and Chief Financial Officer, effective immediately. Mr. Kalb will act as the Company’s principal financial officer and principal accounting officer.

Mr. Kalb served as Group Vice President, Chief Financial Officer and Chief Accounting Officer of Taro Pharmaceutical Industries Ltd. (“Taro”) from August 2014 to June 2016. Prior to that, Mr. Kalb was Interim CFO from November 2010 to August 2014 and GVP, Interim CFO and CAO from May 2010 to June 2016. Mr. Kalb joined Taro in June 2009 as VP, Chief Financial Officer – U.S. He has over twenty years of financial and accounting advisory experience. From June 2004 to June 2009, Mr. Kalb served as a Director in the Accounting and Financial Consulting Group of Huron Consulting Group Inc. His experience also includes over ten years at Ernst & Young, LLP within the Transaction Advisory Services Group and Audit and Assurance Services Group. Mr. Kalb received a Bachelor of Science in Accounting from the University at Albany, State University of New York.

On May 9, 2016, in connection with Mr. Kalb’s appointment, the Company entered into an employment agreement with Michael Kalb (the “Kalb Agreement”). Pursuant to the Kalb Agreement, Mr. Kalb will report to the Company’s Chief Executive Officer, and his initial base annual salary will be $400,000. Mr. Kalb will also receive a one-time special bonus of $25,000, and going forward he will be eligible to receive an annual performance bonus targeted at 40% of his base salary, with the actual amount of such bonus, if any, to be determined by the Board of Directors. Mr. Kalb will also be entitled to continue to participate in the benefits and insurance programs generally available to all Company employees.

In connection with his hiring, Mr. Kalb will receive nonqualified options to purchase 625,000 shares of the Company’s ordinary shares represented by American Depositary Shares with a ten-year term and an exercise price equal to the closing price of the Company’s American Depositary Shares on the NASDAQ Global Market on the date of grant. Twenty-five percent of the options vest on the first anniversary of the grant date with the remaining seventy-five percent to vest ratably over the subsequent thirty-six-month period, subject to Mr. Kalb’s continued employment with the Company over such period. The grant was approved by the Remuneration Committee of the Company’s Board of Directors.

The Kalb Agreement provides further that, if Mr. Kalb is terminated without cause, he will be entitled to severance as follows: continuation of base salary for six (6) months; continuation of group health plan benefits for up to six (6) months to the extent authorized by and consistent with COBRA; six (6) months of accelerated vesting on all outstanding equity incentive awards to the extent subject to time-based vesting. If Mr. Kalb is terminated without cause or he quits for good reason, in either case, within the twenty-four (24) months following a change in control, then he will be entitled to severance as follows: continuation of base salary for twelve (12) months; continuation of group health plan benefits for up to twelve (12) months to the extent authorized by and consistent with COBRA; a lump sum cash payment equal to the full target annual performance bonus for the year during which the termination occurred; and 100% acceleration of vesting on all outstanding equity inventive awards. All references to “cause,” “good reason” and “change in control” are as defined in the Kalb Agreement.

The foregoing summary of the Kalb Agreement is qualified in its entirety by reference to the complete text of the Kalb Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. A copy of the press release announcing Mr. Kalb’s appointment is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

There are no family relationships between Mr. Kalb with any other executive officers of the Company or members of the Board of Directors, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events

On June 30, 2016, the Company issued a press release announcing the appointment of Mr. Kalb as Senior Vice President and Chief Financial Officer. The full text of this press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Letter Agreement with Mr. Michael Kalb, dated May 9, 2016

99.1	Press Release, dated June 30, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 30, 2016	Amarin Corporation plc

	By:	/s/ John Thero
John Thero
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Letter Agreement with Mr. Michael Kalb, dated May 9, 2016

99.1	Press Release, dated June 30, 2016